                                                                     EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT


       Stericycle of Arkansas, Inc., an Arkansas corporation

       Stericycle of Washington, Inc., a Washington corporation

       SWD Acquisition Corp., a Delaware corporation

       Environmental Control Co., Inc., a New York corporation

       Waste Systems, Inc., a Delaware corporation

       Med-Tech Environmental, Inc., a Delaware corporation

       Med-Tech Environmental (MA), Inc., a Delaware corporation

       Ionization Research Co., Inc., a California corporation

       3CI Complete Compliance Corporation, a Delaware corporation

       BFI Medical Waste, Inc., a Delaware corporation

       Browning-Ferris Industries of Connecticut, Inc., a Delaware corporation

       BFI Medical Waste, Inc., a Puerto Rico corporation

       Med-Tech Environmental, Limited, a New Brunswick, Canada corporation


                                      -89-